EXHIBIT 99.1

DATAWATCH REPORTS FIRST QUARTER EARNINGS FOR Fiscal 2007

Company Increases Revenue by 22% to $5.8 million
Returns to Profitability and Grows Cash to $2.4 million

Chelmsford, MA - (PR Newswire) - January 30, 2007 - Datawatch Corporation (NASDAQ-CM: DWCH), a leader in the rapidly growing Enterprise Information Management market space, today announced financial results for its first quarter of fiscal 2007.

Revenue for the quarter ended December 31, 2006 was $5,776,000, an increase of 22% from $4,748,000 for the same period of fiscal 2006. Net income for the first quarter of fiscal 2007 was $34,000 or $0.01 per diluted share, compared to net income of $64,000, or $0.01 per diluted share, in the same period last year.

“This year is off to a good start,” said President and CEO Robert W. Hagger. “We have achieved an overall increase in revenue of 22% versus the same period last year, and 8% versus the previous quarter. Revenue increased in all enterprise product lines, from last year and the previous quarter. The next version of Monarch desktop report mining software is scheduled for release this fiscal year, which will further strengthen our license sales, and add to our market position,” added Mr. Hagger.

“Operating expenses as a percent of revenue were consistent with or lower than operating expenses in the first quarter of fiscal 2006, with the exception of R&D, where the Company continues to invest in the next generation of Information Management products. In dollar terms, R&D was $277,000 higher than the same period last year, mainly due to the acquired BDS business in May 2006. Over the next few quarters, Datawatch is committed to adding important new functionality to the Company’s current product offerings and to providing business software applications that continue to meet the needs of the Company’s large customer base of 20,000 corporations, including 98% of the Fortune 100 companies.

“In addition to the increase in revenue, deferred revenue increased by $650,000 from the fourth quarter of 2006, and cash grew from $1.9 million to $2.4 million during the same period, adding strength to the Company’s balance sheet. During the quarter debt remained unchanged at $1 million.”

As previously announced, Datawatch will host a live webcast to discuss its first quarter of fiscal 2007 financial results today at 2:00 p.m. (EST). The webcast can be accessed at: http://www.vcall.com/IC/CEPage.asp?ID=112829. Please register at least 15 minutes early and download any necessary audio software. An archive of the broadcast will be available for 30 days following the call.

ABOUT DATAWATCH

Datawatch Corporation (NASDAQ-CM: DWCH) is a leader in the rapidly growing Enterprise Information Management market space. By providing solutions that build on a Service Oriented Architecture (SOA) framework and its Monarch report and data mining technology, Datawatch allows organizations to archive, access, enhance, analyze and deliver information from wherever it resides inside or outside the enterprise to solve business problems. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

Datawatch corporate headquarters are located at 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824. To contact us by phone dial (978) 441-2200. For more information, visit Datawatch at www.datawatch.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch's dependence on its principal products; risks associated with international sales; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Form 10-K for the year ended September 30, 2006 and Form 10-Q for the quarters ended December 31, 2005, March 31, 2006, and June 30, 2006. Any forward-looking statements should be considered in light of those factors.

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Datawatch Contact:
Investor Relations 978-441-2200
investor@datawatch.com        Financial Tables Follow

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)

	Three Months Ended
	December 31,
	2006	2005
	(Unaudited)

REVENUE:
Software licenses and subscriptions	$3,438	$3,155
Maintenance and services	2,338	1,593
Total revenue	5,776	4,748

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	537	573
Cost of maintenance and services	1,032	841
Sales and marketing	2,344	1,968
Engineering and product development	705	428
General and administrative	1,068	888
Total costs and expenses	5,686	4,698

INCOME FROM OPERATIONS	90	50
Other income (expense), net	(33)	14

INCOME BEFORE INCOME TAXES	57	64
Provision for income taxes	23	—

NET INCOME	$34	$64

Net income per share - basic	$0.01	$0.01

Net income per share - diluted	$0.01	$0.01

Weighted Average Shares Outstanding - Basic	5,513	5,412

Weighted Average Shares Outstanding - Diluted	5,735	5,784

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands

	December 31, 2006	September 30, 2006
	(Unaudited)

Cash and equivalents	$2,397	$1,862
Accounts receivable, net	3,931	3,786
Inventories	23	37
Prepaid expenses	704	653
Total current assets	7,055	6,338

Property and equipment, net	1,046	1,129
Other intangible assets, net	8,661	8,558

	$16,762	$16,025

Line of credit	$1,000	$1,000
Accounts payable and accrued expenses	2,950	3,121
Deferred revenue	5,118	4,468
Accrued acquisition costs - IDARS business	439	215
Other	277	266
Total liabilities	9,784	9,070

Total shareholders’ equity	6,978	6,955

	$16,762	$16,025